Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Third Quarter Ended September 30, 2016
Earnings and Quarterly Dividend Payment

Morrisville, VT October 19, 2016 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and nine months ended September 30, 2016. Consolidated net income for the three months ended September 30, 2016 was $2.3 million, or $0.51 per share, compared to $2.1 million, or $0.45 per share, for the same period in 2015, and $6.2 million, or $1.38 per share for the nine months ended September 30, 2016, compared to $6.0 million, or $1.33 per share, for the same period in 2015.
Third Quarter Highlights
Highlights of the three months ended September 30, 2016 compared to the three months ended September 30, 2015 include:

•	Net income increased $218 thousand, or 10.6% to $2.3 million.

•	Net interest income increased $403 thousand, or 6.8% to $6.3 million.

•	Return on average common equity of 16.05% and return on average assets of 1.40%.

•	Total assets increased $52.3 million, or 8.4%, to $672.6 million.

•	Loans increased $27.6 million, or 5.45% to $533.2 million.

•	The loan servicing portfolio increased $28.3 million to $441.7 million.

•	Deposits increased $28.3 million, or 5.20%, to $572.2 million

Total noninterest income for the third quarter of 2016 was $2.8 million, an increase of $271 thousand compared to the third quarter of 2015. The increase is attributable to higher service charges on deposits of $38 thousand, a $38 thousand increase in loan servicing income, and a $221 thousand increase in gain on sale of real estate loans, partially offset by decreases in mortgage servicing right income of $22 thousand and in gain on sale of other real estate owned of $25 thousand.

Total noninterest expense increased 8.9%, or $505 thousand, to $6.2 million for the third quarter of 2016 compared to $5.7 million for the same period in 2015. Increases of $196 thousand in salaries and wages, $126 thousand in pension and employee benefits, $74 thousand in equipment expense, $105 thousand in other expenses account for the increase in total noninterest expenses during the comparison periods.
Year-to-Date Highlights
Highlights of the nine months ended September 30, 2016 include:

•	Net income increased $215 thousand, or 3.6% compared to the same period in 2015.

•	Net interest income increased $1.2 million, or 7.0% to $18.4 million.

•	Return on average common equity of 14.83% and return on average assets of 1.28%.

•	Book value per common share increased 5.5% to $12.74 as of September 30, 2016.

•	Total shareholders’ equity increased 5.6% to $56.8 million compared to September 30, 2015.

•	Net loan charge-offs were $125 thousand, or 0.03% of average loans, for the nine months ended September 30, 2016.

•	Nonperforming loans were 0.64% of total loans.

For the nine months ended September 30, 2016, noninterest income was $7.6 million, an increase of $193 thousand from the same period a year ago. The increase is attributable to increases in overdraft fees of $91 thousand, loan servicing income of $107 thousand, other service fee income of $46 thousand, gain on sales of securities of $30 thousand, and income from life insurance of $66 thousand, partially offset by decreases in gain on sales of loans of $18 thousand, trust income of $15 thousand, and mortgage servicing income of $100 thousand.

Total noninterest expense increased 7.9%, or $1.3 million, to $17.9 million for the nine months ended September 30, 2016 compared to $16.6 million for the same period in 2015. Increases of $442 thousand in salaries and wages, $417 thousand in pension and employee benefits, $257 thousand in equipment expense, and $253 thousand in other expenses were partially offset by a decrease in occupancy expense of $63 thousand.

On October 19, 2016, the Board of Directors declared a regular quarterly cash dividend of $0.28 per share payable November 8, 2016 to shareholders of record as of October 29, 2016.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors over 125 years ago. Union Bank has earned an exceptional reputation for residential lending programs and has recently been named, for the third consecutive year, the USDA RD Vermont lender of the year. Union is also an SBA Preferred lender and has an Outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support and donates to various local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.